-----------------------------               ---------------------------------
           FORM 4                                   OMB Approval
-----------------------------               OMB Number: 3235-0287
[_] Check this box if no longer subject     Expires: September 30, 1998
    to Section 16. Form 4 or                Estimated average burden
    Form 5 obligations may                   hours per response........0.5
    continue. See                           ---------------------------------
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                 30(f) of the Investment Company Act of 1940

----------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person                          2. Issuer Name and Ticker or Trading Symbol


    Blum                      Bentley                  J.               Commodore Environmental Services, Inc. (COES)



----------------------------------------------------------------------------------------------------------------------------
           (Last)          (First)                 (Middle)      3. IRS or Social Security       4. Statement for
                                                                    Number of Reporting             Month/Year
           c/o Commodore Environmental Services, Inc.               Person (Voluntary)
                150 East 58th Street, Suite 3400

                                                                                                      January 1998


-----------------------------------------------------------------                               ------------------------------
                             (Street)                                                            5. If Amendment, Date of
                                                                                                    Original (Month/Year)

 New York                 New York                      10155

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 (City)                    (State)                      (Zip)

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  6. Relationship of Reporting Person to Issuer
     (Check all applicable)
    X   Director     X     10% Owner
 -------          -------
 -------Officer (give   ------Other (specify below)
        title below)

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  7. Individual or Joint/Group Filing
        (check applicable line)


   X   Form Filed by One Reporting Person
 ------
       Form Filed by More Than One Reporting Person
 ------

------------------------------------------------------------------------------------------------
     Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------
  1. Title of security  (1)                                        2. Transaction  3. Transaction
      (Instr. 3)                                                       Date           Code
                                                                       (Month/        (Instr. 8)
                                                                       Day/
                                                                       Year)



                                                                              ------------------

                                                                                Code     V
------------------------------------------------------------------------------------------------
                           Common Stock                           1/30/98        C
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

================================================================================================

================================================================================================

------------------------------------------------------------------------------------
 4. Securities Acquired (A) or Disposed    5. Amount of    6. Ownership  7. Nature of
    of (D)                                    Securities      Form:         In-direct
                                              Beneficially    Direct        Beneficial
(Instr. 3, 4 and 5)                           Owned at        (D) or        Ownership
                                              End of          Indirect      (Instr. 4)
                                              Month           (I) Instr.
                                              (Instr. 3       4)
                                              and 4)
---------------------------------------         (2)
             (A) or
 Amount        (D)              Price
------------------------------------------------------------------------------------
 255,687        A        $0.513321 per share        28,479,737        D

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

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====================================================================================

Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                           (Page 1 of 2)
                         (Print or Type Responses)               SEC 1474(7-96)

 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative Security  2. Conver-     3. Trans-   4. Transac-   5. Number of Derivative  6. Date
     (Instr. 3)                      sion or        action      tion          Securities Acquired      Exercisable
                                     Exercise       Date        Code          (A) or Disposed of       and
                                     Price of       (Month/     (Instr.       (D)                      Expiration
                                     Derivative     Day/        8)            (Instr. 3, 4, and 5)     Date
                                     Security       Year)                                              (Month/Day/Year)


                                                                                                    -------------------

                                                                                                       Date     Expira-
                                                                                                    Exercisable   tion
                                                                                                                  Date
                                                             -------------------------------------
                                                               Code   V         (A)     (D)
-----------------------------------------------------------------------------------------------------------------------
Series C Convertible Preferred Stock   $0.513321    1/30/98      C             13,215                  1/30/95
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
7. Title and Amount of        8. Price of    9. Number        10. Owner-        11. Nature
   Underlying Securities         Deriv-         of Deriva-        ship  of          of Indirect
   (Instr. 3 and 4)              ative          tive              Form of           Beneficial
                                 Security       Securities        Derivative        Owner-ship
                                 (Instr.5)      Beneficially      Security:         (Instr. 4)
                                                Owned             (D) or
                                                at End            Indirect
                                                of Month          (l)
                                                (Instr. 4)        (Instr. 4)
-----------------------------

     Title        Amount or
                  Number of
                   Shares



-----------------------------------------------------------------------------------------------
 Common Stock     255,687       $0.513321          -0-                D
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

Explanation of Responses:


               /s/Bentley J. Blum                       February 11, 1998
         -------------------------------                -----------------
         **Signature of Reporting Person                      Date
                 (Bentley J. Blum)

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                                 (Page 2 of 2)